Exhibit 99.1

Investor Contact: Ben McCarville, Senior Vice President, Director of Investor Relations 920-491-7059 Media Contact: Andrea Kozek, Vice President, Public Relations Senior Manager 920-491-7518

Angela M.W. Kelley to join Associated Bank as General Counsel

Kelley succeeds Randall J. Erickson who is retiring in a planned leadership succession

GREEN BAY, Wis., September 2, 2026 — Associated Banc-Corp (NYSE: ASB) (“Associated”) today announced that Angela M.W. Kelley, 45, will succeed Randall J. Erickson, 67, who is retiring as executive vice president, general counsel and corporate secretary effective October 13, 2026. Erickson will remain in an advisory capacity through the end of 2026 to ensure a successful transition of his duties.

Kelley brings 20 years of corporate law, business strategy and executive management experience, most recently serving as chief executive officer of Diversity Lab/Talent Multipliers since 2025. Prior to that, she served as executive vice president, Director of Wealth Management at Heartland Financial USA, Inc. from 2024 until its acquisition by UMB Financial Corporation in 2025. Kelley previously served as general counsel at PacWest Bancorp (NASDAQ: PACW) from 2021 to 2023 and at NBT Bancorp Inc. (NASDAQ: NBTB) from 2019 to 2021.

Kelley will be based in Milwaukee and report directly to Associated President and CEO Andy Harmening.

“Angela brings a wealth of both legal and business experience to the role,” said Harmening. “With her experience in leading governance and transformation efforts that drive business results, we expect she will fit perfectly in our growth and performance culture.”

Erickson retires from Associated after more than 14 years as executive vice president, general counsel and corporate secretary.

As Associated’s top legal advisor, he has been a trusted partner providing strategic counsel, guidance and a practical perspective on key business decisions. In addition to building a top-notch legal team, Erickson’s advice and expertise have been key in M&A and corporate finance transactions, and in navigating the regulatory and corporate governance environment.

“It has been a privilege to work with Andy, the executive leadership team, the board of directors, the legal team, and all of the Associated colleagues for these many years,” said Erickson. “I am leaving them in good hands with Angela.”

“I want to thank Randy for his contributions to Associated and for his advice and counsel. We wish him a long and happy retirement,” Harmening said.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $52 billion and is the largest bank holding company based in Wisconsin. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations throughout Wisconsin, Illinois, Iowa, Minnesota, Missouri and Nebraska. The Company also operates loan production offices in Indiana, Kansas, Michigan, New York, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.